      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 2002.
                                                      REGISTRATION NO. 333-87858
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                            ALLOS THERAPEUTICS, INC.
             (Exact name of registrant as specified in its charter)

                         DELAWARE                                                                54-1655029
(State or other jurisdiction of incorporation or organization)                      (I.R.S. Employer Identification No.)

                        11080 CIRCLEPOINT ROAD, SUITE 200
                           WESTMINSTER, COLORADO 80020
                                 (303) 426-6262

          (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                               ------------------

                                 MICHAEL E. HART
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            ALLOS THERAPEUTICS, INC.
                        11080 CIRCLEPOINT ROAD, SUITE 200
                           WESTMINSTER, COLORADO 80020
                                 (303) 426-6262
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                              STEVEN E. SEGAL, ESQ.
                               COOLEY GODWARD LLP
                       380 INTERLOCKEN CRESCENT, SUITE 900
                              BROOMFIELD, CO 80021
                                 (720) 566-4000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                   PROSPECTUS

                            ALLOS THERAPEUTICS, INC.

                        2,500,000 SHARES OF COMMON STOCK

     This prospectus covers the offer and sale by the selling stockholder listed on page 8 of up to 2,500,000 shares of common stock, $.001 par value, of Allos Therapeutics, Inc.

     Our common stock is quoted on Nasdaq National Market under the symbol "ALTH." On May 21, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $7.60 per share.

     The selling stockholder may sell the shares described in this prospectus in a number of different ways and at varying prices. See "Plan of Distribution" on page 9 for more information about how the selling stockholder may sell its shares.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is May 22, 2002.

                                TABLE OF CONTENTS


                                                                             Page
                                                                             ----
Allos .....................................................................    1
Risk Factors ..............................................................    2
Special Note Regarding Forward-Looking Information ........................    7
Use of Proceeds ...........................................................    8
Selling Stockholders ......................................................    8
Plan of Distribution ......................................................    9
Legal Matters .............................................................   11
Experts ...................................................................   11
Where You Can Find More Information .......................................   12

                                      ALLOS

     Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative small molecule drugs for improving cancer treatments. We are conducting a pivotal Phase III trial for the treatment of metastatic brain tumors with our lead clinical candidate, RSR13 (efaproxiral). RSR13 is a synthetic small molecule that increases the release of oxygen from hemoglobin, the oxygen carrying protein contained within red blood cells. The presence of oxygen in tumors is an essential element for the effectiveness of radiation therapy and some chemotherapy agents in the treatment of cancer. By increasing tumor oxygenation, RSR13 has the potential to enhance the efficacy of standard radiation therapy and certain chemotherapeutic drugs. Unlike chemotherapeutics or other radiosensitizers, RSR13 does not have to cross the blood brain barrier and enter the tumor for efficacy. Enhancement of oxygen release from hemoglobin to oxygenate the tumor is the means of enhancing the effectiveness of radiation therapy and chemotherapy. We believe RSR13 can be used to improve existing cancer treatments and treat many diseases and clinical conditions attributed to or aggravated by oxygen deprivation.

     We are a Delaware corporation with our principal executive offices located at 11080 CirclePoint Road, Suite 200, Westminster, Colorado 80020. Our telephone number is (303) 426-6262. Our web site is located at www.allos.com. We have not incorporated by reference into this prospectus the information on our web site, and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only.

     Allos Therapeutics, Inc., the Allos Therapeutics, Inc. logo, and all other Allos names are trademarks of Allos Therapeutics, Inc. in the U.S. and in other selected countries. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

RECENT EVENTS

     On April 18, 2002, we reported financial results for the first quarter 2002. For the three months ended March 31, 2002, we incurred a net loss of $6.5 million, or $0.28 per share. This compares to a net loss of $4.4 million, or $0.19 per share, for the same quarter in 2001. We recorded $0.6 million, or $0.03 per share in amortization of deferred stock compensation for the three months ended March 31, 2002, which is included in the net loss for the period.

                                  RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information included or incorporated by reference in this prospectus, before making an investment decision. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE A HISTORY OF OPERATING LOSSES AND AN ACCUMULATED DEFICIT, AND WE MAY NOT ACHIEVE OR MAINTAIN REVENUE OR PROFITABILITY IN THE FUTURE.

     We have experienced operating losses since we began operations in 1994. As of December 31, 2001, we had an accumulated deficit of approximately $87 million. We expect to incur additional operating losses over the next several years and expect cumulative losses to increase substantially as our research and development, preclinical, clinical and manufacturing efforts expand. We have had no revenue to date. Our ability to achieve revenue and profitability is dependent on our ability, alone or with partners, to successfully complete the development of our product candidates, conduct clinical trials, obtain the necessary regulatory approvals, and manufacture and market our product candidates. We cannot assure you that we will achieve revenue or profitability.

OUR PRODUCT CANDIDATES ARE IN THE EARLY STAGES OF DEVELOPMENT AND MAY NEVER BE FULLY DEVELOPED IN A MANNER SUITABLE FOR COMMERCIALIZATION. IF WE DO NOT DEVELOP COMMERCIALLY SUCCESSFUL PRODUCTS, OUR ABILITY TO GENERATE REVENUE WILL BE LIMITED.

     If we are unable to successfully commercialize our product candidates, we will be unable to generate any meaningful amounts of revenue and will incur continued losses. We may not be able to continue as a going concern if we are unable to generate meaningful amounts of revenue to support our operations or cannot otherwise raise the necessary funds to support our operations. We have no products that have received regulatory approval for commercial sale. All of our product candidates are in early stages of development, and significant research and development, financial resources and personnel will be required to develop commercially viable products and obtain regulatory approvals. Substantially all of our efforts and expenditures over the next few years will be devoted to RSR13. Accordingly, our future prospects are substantially dependent on favorable results from clinical trials utilizing RSR13. None of our product candidates, including RSR13, is expected to be commercially available until at least 2004.

WE CANNOT PREDICT WHEN OR IF WE WILL OBTAIN REGULATORY APPROVAL TO COMMERCIALIZE OUR PRODUCT CANDIDATES.

     A pharmaceutical product cannot be marketed in the United States or most other countries until it has completed a rigorous and extensive regulatory approval process. If we fail to obtain regulatory approval to market our product candidates, we will be unable to sell our products and generate revenue, which would jeopardize our ability to continue operating our business. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use. We may not obtain regulatory approval for any product candidates we develop, including RSR13, or we may not obtain regulatory review of such product candidates in a timely manner.

WE WILL NOT BE ABLE TO OBTAIN REGULATORY APPROVAL TO COMMERCIALIZE OUR PRODUCT CANDIDATES IF WE FAIL TO ADEQUATELY DEMONSTRATE THEIR SAFETY AND EFFICACY.

     Product candidates developed by us, alone or with others, may not prove to be safe and efficacious in clinical trials and may not meet all of the applicable regulatory requirements needed to receive regulatory approval. To demonstrate safety and efficacy, we must conduct significant additional research, animal testing, referred to as preclinical testing, and human testing, referred to as clinical trials, for our product candidates. Preclinical testing and clinical trials are long, expensive and uncertain processes. It may take us several years to complete our testing, and failure can occur at any stage. We have limited experience in conducting and managing clinical trials.

     Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances, and the Food and Drug Administration ("FDA") can request that we conduct additional trials. For example, we are currently planning to perform only one Phase III clinical trial prior to seeking

FDA approval for our first product candidate. We believe that if the results of this Phase III clinical trial are consistent with our prior Phase II clinical results, this Phase III clinical trial can serve as the basis for obtaining FDA approval. However, if the results are inconclusive, a second trial may be necessary. If we have to conduct further clinical trials, whether for RSR13 or other product candidates we develop in the future, it would significantly increase our expenses and delay marketing of our product candidates.

WE MAY EXPERIENCE DELAYS IN OUR CLINICAL TRIALS THAT COULD ADVERSELY AFFECT OUR FINANCIAL POSITION AND OUR COMMERCIAL PROSPECTS.

     We do not know whether planned clinical trials will begin on time or whether any of our clinical trials will be completed on schedule or at all. Our product development costs will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. If the delays are significant, our ability to generate revenue from product sales will be correspondingly delayed, and we may have insufficient capital resources to support our operations. Even if we do have sufficient capital resources, our ability to become profitable will be delayed. We typically rely on third-party clinical investigators at medical institutions to conduct our clinical trials and we occasionally rely on other third-party organizations to perform data collection and analysis. As a result, we may face additional delaying factors outside our control.

WE MAY BE REQUIRED TO SUSPEND, REPEAT OR TERMINATE OUR CLINICAL TRIALS IF THEY ARE NOT CONDUCTED IN ACCORDANCE WITH REGULATORY REQUIREMENTS, THE RESULTS ARE NEGATIVE OR INCONCLUSIVE, OR THE TRIALS ARE NOT WELL DESIGNED.

     Clinical trials must be conducted in accordance with the FDA's Good Clinical Practices and are subject to oversight by the FDA and institutional review boards at the medical institutions where the clinical trials are conducted. In addition, clinical trials must be conducted with product candidates produced under the FDA's Good Manufacturing Requirements, and may require large numbers of test subjects. Clinical trials may be suspended by us or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the conduct of these trials.

     Even if we achieve positive interim results in clinical trials, these results do not necessarily predict final results, and acceptable results in early trials may not be repeated in later trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be repeated or terminated. In addition, failure to construct clinical trial protocols to screen patients for risk profile factors relevant to the trial for purposes of segregating patients into the patient populations treated with the drug being tested and the control group could result in either group experiencing a disproportionate number of adverse events and could cause a clinical trial to be repeated or terminated.

ACCEPTANCE OF OUR PRODUCTS IN THE MARKETPLACE IS UNCERTAIN, AND FAILURE TO ACHIEVE MARKET ACCEPTANCE WILL LIMIT OUR ABILITY TO GENERATE REVENUE AND BECOME PROFITABLE.

     Even if approved for marketing, our products may not achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including:

     -   the receipt of regulatory approval for the uses that we are studying;

     - the establishment and demonstration in the medical community of the safety and efficacy of our products and their potential advantages over existing and newly developed therapeutic products;

     -   ease of use of our products;

     - pricing and reimbursement policies of government and third-party payors such as insurance companies, health maintenance organizations and other plan administrators; and

     -   the effectiveness of our sales and marketing efforts.

     Physicians, patients, payors or the medical community in general may be unwilling to accept, utilize or recommend any of our products.

IF WE FAIL TO OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS, WE WILL BE UNABLE TO SUCCESSFULLY DEVELOP OUR PRODUCT CANDIDATES.

     We expect that significant additional financing will be required in the future to continue our research and development efforts and to commercialize our product candidates. If adequate funds are not available to us, we will be required to delay, reduce the scope of or eliminate one or more of our development programs and our business and future prospects for revenue and profitability may be harmed. We do not know whether additional financing will be available when needed, or that, if available, we will obtain financing on terms favorable to our stockholders or us. We have consumed substantial amounts of cash to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and preclinical and clinical trial activities. We may raise this financing through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements.

     We believe that our existing cash and investment securities will be sufficient to support our current operating plan through at least the end of 2003. We have based this estimate on assumptions that may prove to be wrong. Our future capital requirements depend on many factors that affect our research, development, collaboration and sales and marketing activities.

     To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

IF WE ARE UNABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY, WE WOULD BE UNABLE TO PREVENT THIRD PARTIES FROM USING OUR TECHNOLOGY, WHICH WOULD IMPAIR OUR COMPETITIVENESS AND ABILITY TO COMMERCIALIZE OUR PRODUCT CANDIDATES. IN ADDITION, THE COST OF ENFORCING OUR PROPRIETARY RIGHTS MAY BE EXPENSIVE AND RESULT IN INCREASED LOSSES.

     Our success will depend in part on our ability to obtain and maintain meaningful patent protection for our products, both in the United States and in other countries. We rely on patents to protect a large part of our intellectual property and our competitive position. We currently own or exclusively license 39 patents and patent applications (including pending applications, abandoned applications, and U.S. provisional applications), both in the United States and in other countries. Any patents issued to or licensed by us could be challenged, invalidated, infringed, circumvented or held unenforceable. In addition, it is possible that no patents will issue on any of our licensed patent applications. It is possible that the claims in patents that have been issued or licensed to us or that may be issued or licensed to us in the future will not be sufficiently broad to protect our intellectual property or that the patents will not provide protection against competitive products or otherwise be commercially valuable. Failure to obtain and maintain adequate patent protection for our intellectual property would impair our ability to be commercially competitive.

     Our commercial success will also depend in part on our ability to commercialize our product candidates without infringing patents or other proprietary rights of others or breaching the licenses granted to us. We may not be able to obtain a license to third-party technology that we may require to conduct our business or, if obtainable, we may not be able to license such technology at a reasonable cost. If we fail to obtain a license to any technology that we may require to commercialize our technologies or product candidates, or fail to obtain a license at a reasonable cost, we will be unable to commercialize the affected product or to commercialize it at a price that will allow us to become profitable.

     In addition to patent protection, we also rely upon trade secrets, proprietary know-how and technological advances which we seek to protect through confidentiality agreements with our collaborators, employees and consultants. Our employees and consultants are required to enter into confidentiality agreements with us. We also have entered into non-disclosure agreements, which are intended to protect our confidential information delivered to third parties for research and other purposes. However, these agreements could be breached and we may not have adequate remedies for any breach, or our trade secrets and proprietary know-how could otherwise become known or be independently discovered by others.

     Furthermore, as with any pharmaceutical company, our patent and other proprietary rights are subject to uncertainty. Our patent rights related to our product candidates might conflict with current or future patents and other proprietary rights of others. For the same reasons, the products of others could infringe our patents or other proprietary rights. Litigation or patent interference proceedings, either of which could result in substantial costs to us, may be necessary to enforce any of our patents or other proprietary rights, or to determine the scope and validity or enforceability of other parties' proprietary rights. The defense and prosecution of patent and intellectual property claims are both costly and time consuming, even if the outcome is favorable to us. Any adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to cease selling our future products. We are not currently a party to any infringement claims.

IF OUR COMPETITORS DEVELOP AND MARKET PRODUCTS THAT ARE MORE EFFECTIVE THAN OURS, OUR COMMERCIAL OPPORTUNITY WILL BE REDUCED OR ELIMINATED.

     Even if we obtain the necessary governmental approvals to market RSR13 or other product candidates, our commercial opportunity will be reduced or eliminated if our competitors develop and market products that are more effective, have fewer side effects or are less expensive than our product candidates. Our potential competitors include large fully integrated pharmaceutical companies and more established biotechnology companies, both of which have significant resources and expertise in research and development, manufacturing, testing, obtaining regulatory approvals and marketing. Academic institutions, government agencies, and other public and private research organizations conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and marketing. It is possible that competitors will succeed in developing technologies that are more effective than those being developed by us or that would render our technology obsolete or noncompetitive. We are not aware of any products in research or development by any potential competitors, which address allosteric regulation of proteins in the way being targeted by us. There are, however, other companies addressing the same indications as we are.

WE RELY ON THIRD-PARTY COLLABORATORS TO CONDUCT OUR RESEARCH AND DEVELOPMENT ACTIVITIES AND MANUFACTURE OUR PRODUCT CANDIDATES. IF OUR COLLABORATIVE PARTNERS DO NOT PERFORM AS EXPECTED, WE MAY BE UNABLE TO DEVELOP AND COMMERCIALIZE OUR PRODUCT CANDIDATES, WHICH WOULD LIMIT OUR ABILITY TO GENERATE REVENUE AND BECOME PROFITABLE AND OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR PRODUCT CANDIDATES COULD BE SEVERELY LIMITED.

     We do not have our own research or manufacturing facilities and currently do not plan to establish such facilities. Instead, we depend upon academic, research and non-profit institutions and commercial service and manufacturing organizations for chemical synthesis and analysis, product formulation, assays, preclinical and clinical testing, and manufacture of our product candidates. If our collaborative partners do not perform these functions satisfactorily, our ability to develop and commercialize our product candidates could be severely limited which would limit our ability to sell our products or to sell them in quantities sufficient to generate enough revenue to allow us to become profitable.

     Currently, we are supporting research with respect to allosteric modification of proteins at Virginia Commonwealth University in the laboratories of Dr. Donald Abraham, a founder, stockholder and director. In addition, our manufacturing is currently performed by a limited number of third-party manufacturers with whom we have contracts. Any failure by our third-party manufacturers to supply our requirements for clinical trial materials, including RSR13 bulk drug substance or formulated drug product, would jeopardize the completion of such trials and our ultimate ability to commercialize RSR13. Prior to regulatory approval of RSR13, we may seek to establish supply agreements with additional sources of supply for bulk drug substance and formulated drug product. However, only a limited number of contract manufacturers are both capable of manufacturing our product candidates and complying with current federal and state good manufacturing practice regulations. Accordingly, we may not be able to enter into supply agreements on commercially acceptable terms and, even if we do, any manufacturers with which we contract may not be able to deliver supplies in appropriate quantity.

     If conflicts arise between us and our academic collaborators, scientific advisors, manufacturers or other suppliers, including Dr. Abraham, the other party may act in its self-interest and not in the interest of our stockholders. We generally do not have control over the resources or degree of effort that any of our existing collaborative partners may devote to our collaborations. If our collaborators breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities successfully and in accordance with agreed upon schedules, our ability to develop, commercialize and sell products would be limited. In addition, our collaborative partners could cease operations or offer, design, manufacture or promote competing products. Any of these occurrences could materially limit our potential revenue and profitability.

IF PRODUCT LIABILITY LAWSUITS ARE SUCCESSFULLY BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES AND MAY BE REQUIRED TO LIMIT COMMERCIALIZATION OF OUR PRODUCT CANDIDATES.

     The testing and marketing of pharmaceutical products entail an inherent risk of product liability. Product liability claims might be brought against us by consumers, health care providers or by pharmaceutical companies or others selling our future products. If we cannot successfully defend ourselves against such claims, we may incur substantial liabilities or be required to limit the commercialization of our product candidates. We have obtained limited product liability insurance coverage for our human clinical trials. However, insurance coverage is becoming increasingly expensive, and no assurance can be given that we will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. A successful product liability claim in excess of our insurance coverage could have a material adverse effect on our business, financial condition and results of operations. We may not be able to obtain commercially reasonable product liability insurance for any products approved for marketing.

OUR OPERATING RESULTS MAY FLUCTUATE, AND ANY FAILURE TO MEET FINANCIAL EXPECTATIONS MAY DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN OUR STOCK PRICE, CAUSING INVESTOR LOSSES.

     Our results of operations have fluctuated in the past and are likely to do so in the future. These fluctuations could cause our stock price to decline. Some of the factors that could cause our results of operations to fluctuate include:

     -   the status of development of our various product candidates;

     - the time at which we enter into research and license agreements with corporate partners, if any, that provide for payments to us, and the timing and accounting treatment of payments to us under those agreements;

     - whether or not we achieve specified research or commercialization milestones;

     - timely payment by our corporate partners, if any, of amounts payable to us;

     -   the addition or termination of research programs or funding support;
         and

     - variations in the level of expenses related to our proprietary product candidates during any given period.

     We believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our stock price could fluctuate significantly or decline.

FAILURE TO ATTRACT, RETAIN AND MOTIVATE SKILLED PERSONNEL AND CULTIVATE KEY ACADEMIC COLLABORATIONS WILL DELAY OUR PRODUCT DEVELOPMENT PROGRAMS AND OUR RESEARCH AND DEVELOPMENT EFFORTS.

     We are a small company with approximately 60 employees, and our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions and scientists. Competition for personnel and academic collaborations is intense. In particular, our product development programs depend on our ability to attract and retain highly skilled chemists and clinical development personnel. In addition, we will need to hire additional personnel and develop additional academic collaborations as we continue to expand our research and development activities. We do not know if we will be able to attract, retain or motivate personnel or maintain relationships. If we fail to negotiate additional acceptable collaborations with academic institutions and scientists, or if our existing academic collaborations were to be unsuccessful, our product development programs may be delayed.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In some cases, you can identify these forward-looking statements by words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should" and "continue" and other similar words and expressions. Specifically, this prospectus contains forward-looking statements regarding:

     o our plans to continue development of our product candidates, including RSR13, and to conduct clinical trials of RSR13 for the treatment of certain indications;

     o the potential for RSR13 to enhance the efficacy of standard radiation therapy and certain chemotherapeutic drugs;

     o our intention to seek regulatory approvals in the United States for RSR13;

     o the ability of RSR13 to improve existing cancer treatments and treat many diseases and clinical conditions attributed to or aggravated by oxygen deprivation;

     o the potential of certain of our compounds to act as anti-cancer agents, to function by novel mechanisms and to succeed as new chemotherapeutics;

     o our intention to evaluate the in-licensing or purchase of complimentary products to enhance our oncology portfolio; and

     o our intention to seek corporate partners to jointly develop RSR13 for treating other indications outside oncology.

     Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, among other things, the following:

     o difficulties or delays we may experience in the conduct of clinical trials;

     o the inability to obtain regulatory approvals for RSR13 or delays in such approvals;

     o the ability of our third party collaborators to satisfactorily perform their functions relating to research and development activities and the manufacture of our product candidates;

     o difficulties we may experience in developing and commercializing our small molecule drugs, especially RSR13 as our lead clinical candidate, to address the treatment of cancer and other indications outside oncology;

     o difficulties we may experience in identifying, licensing or purchasing complimentary products for our oncology portfolio;

     o difficulties we may experience in identifying and successfully collaborating with appropriate corporate partners;

     o the effect of capital market conditions and other factors on capital availability; and

     o    other factors referenced in this prospectus.

     You should also consider carefully the risk factors described on pages 2 through 6 of this prospectus, which address additional factors that could cause our results to differ from those set forth in the forward-looking statements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results, except to the extent required by law.

                                 USE OF PROCEEDS

     The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholder. Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholder.

                              SELLING STOCKHOLDERS

     We are registering the shares covered by this prospectus on behalf of the selling stockholder named in the table below. On April 24, 2002, we entered into a Securities Purchase Agreement with the selling stockholder, pursuant to which we sold an aggregate of 2,500,000 shares of our common stock in a private placement transaction. This prospectus covers the offer and sale by the selling stockholder of up to all 2,500,000 shares of common stock issued to the selling stockholder pursuant to the Securities Purchase Agreement. The selling stockholder may distribute the shares, from time to time, to one or more of its limited and/or general partners, who may sell shares pursuant to this prospectus. We have registered the shares to permit the selling stockholder and its permitted transferees or other successors-in-interest that receive their shares from the selling stockholder after the date of this prospectus to resell the shares. The selling stockholder has granted to us a first offer right to purchase all, but not less than all, the shares that the selling stockholder proposes to transfer to unaffiliated third parties in one or a series of related transactions involving the transfer of more than 1,250,000 shares.

     The selling stockholder may not sell all or any of the shares offered by this prospectus. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. The selling stockholder may from time to time offer all or some of the shares pursuant to this offering. Pursuant to Rule 416 under the Securities Act, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which becomes issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

     The following table sets forth information obtained from the selling stockholder regarding the beneficial ownership of our common stock as of May 6, 2002, and as adjusted to reflect the sale of common stock offered hereby, for the selling stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, the selling stockholder has sole voting and investment power with respect to the shares. Except as otherwise disclosed below, the selling stockholder does not have, and has not within the past three years had, any position, office or other material relationship with us.

     Percentage ownership is based on 25,645,730 shares of our common stock outstanding on April 23, 2002, giving effect to the sale of 2,500,000 shares to the selling stockholder in the private placement on April 24, 2002.

                                                                             SHARES
                                             SHARES BENEFICIALLY              BEING           SHARES BENEFICIALLY OWNED
NAME                                       OWNED PRIOR TO OFFERING           OFFERED             AFTER OFFERING (1)
----                                       ------------------------          --------         -------------------------
                                           NUMBER           PERCENT                            NUMBER           PERCENT
                                           ------           -------                            ------           -------
Perseus-Soros                            2,500,000            9.75%          2,500,000            0                 *
BioPharmaceutical Fund LP(2)

----------
 *   Less than one percent (1%) of outstanding shares.

(1) Although the selling stockholder has not expressed a specific intention as to the number of shares of common stock to be sold, the table shows the beneficial ownership that would result if all such shares were sold.

(2) Includes limited partners, pledgees, donees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a pledge, gift, partnership distribution or other non-sale related transfer.

     The shares of common stock represented hereby are being registered for resale by the selling stockholder pursuant to a registration rights agreement entered into with the selling stockholder in connection with its purchase of the shares in a private placement transaction. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel and independent public accountants in connection with this offering, but the selling stockholder will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. The term "selling stockholder" includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholder as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by the selling stockholder will decrease as and when it effects any such transfers. The plan of distribution for the selling stockholder's shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

     The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling stockholder may also make sales in negotiated transactions. The selling stockholder may offer its shares from time to time pursuant to one or more of the following methods:

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - on the Nasdaq National Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

     - through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

     -    an exchange distribution in accordance with the rules of an exchange;

     -    through agents; and

     -    in public or privately negotiated transactions.

     In connection with distributions of the shares or otherwise, the selling stockholder may:

     - enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

     - sell the shares short and redeliver the shares to close out such short positions;

     - enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

     - pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

     In addition to the foregoing methods, the selling stockholder may offer its shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods or described above or any other lawful methods. The selling stockholder may also transfer, donate or assign its shares to lenders, family members and others and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus.

     The selling stockholder may also sell its shares pursuant to Rule 144 under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding certain limitations.

     Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling stockholder may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, broker-dealers or agents engaged by the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions).

     In offering the shares covered by this prospectus, the selling stockholder, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholder, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales. Any profits realized by the selling stockholder and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, to the extent required by the Securities Act, we will distribute a prospectus supplement that will set forth:

     -    the number of shares being offered;

     - the terms of the offering, including the name of any selling stockholder, underwriter, broker, dealer or agent;

     -    the purchase price paid by any underwriter;

     -    any discount, commission and other underwriter compensation;

     - any discount, commission or concession allowed or reallowed or paid to any dealer;

     -    the proposed selling price to the public; and

     -    other facts material to the transaction.

     We are bearing all costs relating to the registration of the shares (including fees and expenses up to $25,000 of legal counsel to the selling stockholder). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder selling such shares.

     We have agreed to maintain the effectiveness of this registration statement until the earlier of such time as all the shares have been sold by the selling stockholder or such time as all of the shares may be sold pursuant to Rule 144(k) under the Securities Act. We have agreed to indemnify the selling stockholder in certain circumstances, against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

     The validity of the common stock being offered hereby will be passed upon by Cooley Godward LLP, Broomfield, Colorado.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, these securities in any state where the offer or sale is prohibited. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock the selling stockholder is offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding our company and the common stock being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information filed with the SEC, at the SEC's Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

     1.   Our annual report on Form 10-K for the year ended December 31, 2001;

     2. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2001; and

     3. The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on March 6, 2000.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Allos Therapeutics, Inc., Attention: Chief Financial Officer, 11080 CirclePoint Road, Suite 200, Westminster, Colorado 80020, telephone: (303) 426-6262.

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.





                                2,500,000 SHARES

                            ALLOS THERAPEUTICS, INC.

                                  COMMON STOCK

                                 --------------



                        ---------------------------------



                                   PROSPECTUS



                        ---------------------------------



                                 --------------


                                  MAY 22, 2002

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses, other than any underwriting discounts and commissions, payable by the registrant in connection with the offering of the common stock being registered. All the amounts shown are estimates, except for the registration fee. These expenses will be borne by the registrant.

SEC registration fee                                          $ 1,699
Accounting fees and expenses                                    2,500
Legal fees and expenses                                        18,000
Miscellaneous expenses                                          2,000
                                                              -------
         Total                                                $24,199
                                                              =======

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Certificate of Incorporation of the registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities including reimbursement for expenses incurred arising under the Securities Act of 1933. The Certificate of Incorporation and the Bylaws of the registrant permit indemnification of directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, the registrant has entered into Indemnification Agreements with each of its officers and directors. The registrant also maintains an officers and directors liability insurance policy.

The foregoing may reduce the likelihood of a derivative litigation against the registrant's directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their duty of care, even though such actions, if successful, might otherwise benefit the registrant and its stockholders.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director or officer.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      EXHIBITS

EXHIBIT NUMBER                       DESCRIPTION OF DOCUMENT
--------------       -----------------------------------------------------
           4.1       Amended and Restated Certificate of Incorporation (1)
           4.2       Bylaws (1)
           4.3       Specimen Common Stock Certificate (1)
           5.1       Opinion of Cooley Godward LLP*
          23.1       Consent of PricewaterhouseCoopers LLP
          23.2       Consent of Cooley Godward LLP (included in Exhibit 5.1)*
          24.1       Power of Attorney*

--------------
 *   Previously filed

(1) Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-95439) and amendments thereto, declared effective March 27, 2000.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, State of Colorado, on May 22, 2002.

                                        ALLOS THERAPEUTICS, INC.

                                        By: /s/ Michael E. Hart
                                           -------------------------------------
                                           Michael E. Hart
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael E. Hart and Daniel R. Hudspeth and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                SIGNATURE                                                 TITLE                             DATE
                    *                                                   Chairman,                       May 22, 2002
--------------------------------------------                       Board of Directors
            Stephen J. Hoffman


/s/ Michael E. Hart                                                  President and                      May 22, 2002
--------------------------------------------                    Chief Executive Officer
              Michael E. Hart                                (Principal Executive Officer)


/s/ Daniel R. Hudspeth                                          Chief Financial Officer,                May 22, 2002
--------------------------------------------                   Vice President of Finance,
             Daniel R. Hudspeth                                 Treasurer and Secretary
                                                          (Principal Financial and Accounting
                                                                       Officer)

                      *                                                Director                         May 22, 2002
--------------------------------------------
             Donald J. Abraham

                      *                                                Director                         May 22, 2002
--------------------------------------------
              Mark G. Edwards

                      *                                                Director                         May 22, 2002
--------------------------------------------
              Marvin E. Jaffe


*By:     /s/ Daniel R. Hudspeth
    ----------------------------------------
         Daniel R. Hudspeth
         Attorney-in-Fact

                                INDEX TO EXHIBITS


 EXHIBIT NUMBER                    DESCRIPTION OF DOCUMENT
 --------------      -----------------------------------------------------
            4.1      Amended and Restated Certificate of Incorporation (1)
            4.2      Bylaws (1)
            4.3      Specimen Common Stock Certificate (1)
            5.1      Opinion of Cooley Godward LLP*
           23.1      Consent of PricewaterhouseCoopers LLP
           23.2      Consent of Cooley Godward LLP (included in Exhibit 5.1)*
           24.1      Power of Attorney*

--------------
 *   Previously filed

(1) Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-95439) and amendments thereto, declared effective March 27, 2000.